Subsidiaries of the Company
                                                         State of Incorporation
                                                         ----------------------

1.    Fairfield Financial Holdings Inc.                        Delaware
2.    IC Capital Co., Inc.                                     Delaware
3.    IMCO Capital Co., Inc.                                   Delaware
4.    Sonoma Conveyancing Corporation                          California
5.    North American Mortgage Insurance Services               California
        (a wholly owned subsidiary of Sonoma
        Conveyancing Corporation)
6.    Vintage Reinsurance Company                              Vermont